Exhibit 10.1

SUBLEASE AGREEMENT

BETWEEN

ORACLE USA, INC.

AND

VITALSTREAM HOLDINGS, INC.

555 Anton Boulevard
Costa Mesa, California

Entire Fourth (4th) Floor

SUBLEASE

THIS SUBLEASE ("Sublease") is entered into as of July 31, 2006, by and between ORACLE USA, INC., a Colorado corporation ("Sublandlord") and VITALSTREAM HOLDINGS, INC., a Nevada corporation ("Subtenant"), with reference to the following facts:

A.    Pursuant to that certain Lease Agreement between AGL Investments No. 5 Limited Partnership (“Original Landlord”) and J. D. Edwards World Solutions Company (“Original Tenant”) dated as of March 26, 1999 (“Original Master Lease”) as amended by (i) that certain First Amendment to Lease between Original Landlord and Original Tenant dated April __, 2003 (“First Amendment”), (ii) that certain Second Amendment to Lease between Original Landlord and Original Tenant dated May __, 2003 (“Second Amendment”), (iii) that certain Third Amendment to Lease between Original Landlord and Original Tenant dated June 30, 2003 (“Third Amendment”), (iv) that certain Fourth Amendment to Lease between Original Landlord and Original Tenant dated July 29, 2003 (“Fourth Amendment”), (v) that certain Fifth Amendment to Lease between Original Landlord and Original Tenant dated August 28, 2003 (“Fifth Amendment”), (vi) that certain Sixth Amendment to Lease between Original Landlord and Original Tenant dated September 30, 2003 (“Sixth Amendment”), and (vii) that certain Seventh Amendment to Lease between Original Landlord and Original Tenant dated December 26, 2003 (“Seventh Amendment”) (the Original Master Lease, as amended by the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment and the Seventh Amendment, being referred to herein as the “Master Lease”), Sublandlord, as the successor-in-interest to Original Tenant under the Master Lease leases from 555 Anton Associates, LLC (“Landlord”), as the successor-in-interest to Original Landlord under the Master Lease, approximately 40,256 rentable square feet of office space (the “Master Lease Premises”) located on the entire fourth (4th) and fifth (5th) floors of the building (the “Building”) located at 555 Anton Boulevard, Costa Mesa, California.

B.    Subtenant wishes to sublease from Sublandlord, and Sublandlord wishes to sublease to Subtenant, a portion of the Master Lease Premises containing approximately 20,128 rentable square feet located on, and consisting of the entire fourth (4th) floor of the Building, said space being more particularly identified and described on the floor plan attached hereto as Exhibit A and incorporated herein by reference (the "Subleased Premises").

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1.    Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.

2.    Term.

(a)    Generally. The term of this Sublease ("Term") shall commence on the date (the “Commencement Date”) that is the later to occur of (x) October 1, 2006 and (y) the date that Sublandlord delivers possession of the Subleased Premises to Subtenant in the condition required hereunder and (z) the date upon which Sublandlord procures Landlord’s consent to this Sublease (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Effective Date”) and end on May 31, 2009 (the "Expiration Date"), unless sooner terminated pursuant to any provision hereof. Upon the determination of the Commencement Date, Sublandlord and Subtenant will enter into a letter agreement in the form of Exhibit B attached hereto.

(b)    Early Access. Subtenant and Subtenant’s representatives shall have the right to enter the Subleased Premises from and after the later to occur of (i) August 15, 2006 and (ii) the Effective Date (the date upon which Subtenant first has such access to the Subleased Premises being referred to herein as the “Early Access Date”) for the sole purposes of installation of Subtenant’s personal property and the testing of equipment, furniture, fixtures and voice and data cabling, all subject to the terms, conditions and requirements of the Master Lease. All of the rights and obligations of the parties under this Sublease (other than Subtenant’s obligation to pay Base Rent, but expressly including without limitation Subtenant’s obligation to pay excess utility charges pursuant to the Master Lease, Subtenant’s obligation to carry insurance pursuant to the Master Lease, and Subtenant’s indemnification obligations, and/or damages, reasonable costs and expenses incurred by Sublandlord by reason of any default by Subtenant or failure on Subtenant’s part to comply with the terms of this Sublease) shall commence upon the Early Access Date, and Subtenant shall be deemed to occupy the Subleased Premises from and after the Early Access Date. Subtenant shall be liable for any damages to the Subleased Premises caused by Subtenant’s activities at the Subleased Premises from and after the Early Access Date and, prior to entering the Subleased Premises, Subtenant shall obtain all insurance it is required to obtain hereunder and shall provide certificates of such insurance to Sublandlord. Subtenant shall coordinate such entry with Sublandlord, and such entry shall be made in compliance with all terms and conditions of this Sublease, the Master Lease and the rules and regulations attached to the Master Lease.

(c)    Delayed Commencement Date. If, for any reason other than delays caused by Subtenant (including, without limitation, Subtenant’s failure to promptly execute and deliver the Consent), the Commencement Date has not occurred on or before December 1, 2006, Subtenant shall have the right to terminate this Sublease by written notice delivered to Sublandlord on or before (x) December 10, 2006 and (y) the occurrence of the Commencement Date. Immediately upon such termination, Sublandlord shall return to Subtenant all amounts paid by Subtenant to Sublandlord upon execution of this Sublease, or otherwise in connection with this Sublease.

3.    Rent.

3.1    Rent Payments.

(a)    Generally. From and after the Rent Commencement Date (defined below) Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

Months of Term	Base Rent Rate Per Rentable Square Foot Per Month	Monthly Base Rent
1 - 12 13 - 24 25 - Expiration Date	$1.80 $1.85 $1.90	$36,230.40 $37,236.80 $38,243.20

As used herein, the “Rent Commencement Date” shall be the later of (i) the date that is forty-five (45) days after the Early Access Date, or (ii) October 1, 2006. Base Rent shall be paid on the first day of each month of the Term following the Base Rent Abatement Period (defined in Section 3.1(b) below), except that Subtenant shall pay one (1) month’s Base Rent to Sublandlord upon execution and delivery of this Sublease to Sublandlord; said pre-paid Base Rent will be applied by Sublandlord to Base Rent first due and payable hereunder following the Base Rent Abatement Period. Base Rent and Additional Rent (hereinafter defined) for any partial month shall be prorated by multiplying the monthly Base Rent and Additional Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:

1001 Sunset Boulevard
Rocklin, CA 95765
Attn: Lease Administration

or to such other persons or at such other places as Sublandlord may designate in writing.

(b)    Abatement. Notwithstanding anything in Section 3(a) above to the contrary, so long as Subtenant is not in material monetary default (“Abatement Default”) under this Sublease, Subtenant shall be entitled to an abatement of Base Rent for the first three (3) full calendar months following the Rent Commencement Date (the "Base Rent Abatement Period"). The total amount of Base Rent abated during the Base Rent Abatement Period is referred to herein as the "Abated Base Rent". If Subtenant commits an Abatement Default hereunder at any time during the Term and fails to cure such Abatement Default within any applicable cure period, all then unamortized Abated Base Rent shall immediately become due and payable (assuming amortization of the Abated Base Rent on a straight-line basis over the Term). The payment by Subtenant then unamortized of the Abated Base Rent in the event of an Abatement Default shall not limit or affect any of Sublandlord's other rights, pursuant to this Sublease or at law or in equity. During the Base Rent Abatement Period, only Base Rent shall be abated, and all Additional Rent and other costs and charges specified in this Sublease shall remain as due and payable pursuant to the provisions of this Sublease.

3.2    Operating Costs.

(a)  Definitions. For purposes of this Sublease and in addition to the terms defined elsewhere in this Sublease, the following terms shall have the meanings set forth below:

(1)    "Additional Rent" shall mean the sums payable pursuant to Section 3.2(b) below.

(2)    "Base Operating Costs" shall mean Operating Costs payable by Sublandlord to Landlord for the Master Lease Premises during the Base Year.

(3)    "Base Year" shall mean the calendar year 2007.

(4)    "Operating Costs" shall mean the aggregate of Expenses and Taxes (as said terms defined in the Master Lease) charged by Landlord to Sublandlord pursuant to the Master Lease.

(5)    "Rentable Area" of the Subleased Premises and of the Master Lease Premises is stipulated by Sublandlord and Subtenant to be 20,128 rentable square feet and 40,256 rentable square feet, respectively, for all purposes of this Sublease.

(6)    "Rent" shall mean, collectively, Base Rent, Additional Rent, and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as "rent", all of which are deemed and designated as rent pursuant to the terms of this Sublease.

(7)    "Subtenant's Percentage Share" shall mean 50%. Subtenant's Percentage Share has been obtained by dividing the Rentable Area of the Subleased Premises by the Rentable Area of the Master Lease Premises and multiplying such quotient by 100. In the event Subtenant's Percentage Share is changed during a calendar year by reason of a change in the Rentable Area of the Subleased Premises or the Master Lease Premises, Subtenant's Percentage Share shall thereupon be adjusted to equal the result obtained by dividing the Rentable Area of the Subleased Premises by the Rentable Area of the Master Lease Premises and multiplying such quotient by 100, Subtenant's Percentage Share shall be determined on the basis of the number of days during such calendar year at each such percentage share.

(b)    Payment of Additional Rent. In addition to the Base Rent payable pursuant to Section 3.1 above, from and after the expiration of the Base Year, for each calendar year of the Term, Subtenant, as Additional Rent, shall pay Subtenant's Percentage Share of the amount by which Operating Costs payable by Sublandlord for the then current calendar year exceed Base Operating Costs. Sublandlord shall give Subtenant written notice of Sublandlord's estimate of the amount of Additional Rent per month payable pursuant to this Section 3.2(b) for each calendar year after the Base Year promptly following the Sublandlord's receipt of Landlord's estimate of the Operating Costs payable under the Master Lease. Thereafter, the Additional Rent payable pursuant to this Section 3.2(b) shall be determined and adjusted in accordance with the provisions of Section 3.2(c) below.

(c)    Procedure. The determination and adjustment of Additional Rent payable hereunder shall be made in accordance with the following procedures:

(1)    Delivery of Estimate; Payment. Upon receipt of a statement from Landlord specifying the estimated Operating Costs to be charged to Sublandlord under the Master Lease with respect to each calendar year, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of its estimate of Additional Rent payable under Section 3.2(b) for the ensuing calendar year, which estimate shall be prepared based on the estimate received from Landlord (as Landlord's estimate may change from time to time), together with a copy of the statement received from Landlord. On or before the first day of each month during each calendar year following the Base Year, Subtenant shall pay to Sublandlord as Additional Rent one-twelfth (1/12th) of such estimated amount together with the Base Rent.

(2)    Sublandlord’s Failure to Deliver Estimate. In the event Sublandlord's notice set forth in Subsection 3.2(c)(1) is not given on or before December of the calendar year preceding the calendar year for which Sublandlord's notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublandlord, Subtenant shall continue to pay to Sublandlord monthly, during the ensuing calendar year, estimated payments equal to the amounts payable hereunder during the calendar year just ended. Upon receipt of any such post-December notice Subtenant shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublandlord monthly such new estimated payments and (ii) if the monthly installment of the new estimate of such Additional Rent is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublandlord within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice.

(d)    Year End Reconciliation. Within thirty (30) days after the receipt by Sublandlord of a final statement of Operating Costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the adjustment to be made pursuant to Section 3.2 above for the calendar year just ended, together with a copy of any corresponding statement received by Sublandlord from Landlord. If on the basis of such statement Subtenant owes an amount that is less than the estimated payments actually made by Subtenant for the calendar year just ended, Sublandlord shall credit such excess to the next payments of Rent coming due or, if the term of this Sublease is about to expire, promptly refund such excess to Subtenant. If on the basis of such statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the statement from Sublandlord to Subtenant.

(e)    Survival. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to Subsection 3.2(d), and such obligations shall survive and remain to be performed after any expiration or earlier termination of this Sublease.

4.    Security Deposit. Concurrently with Subtenant's execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of $72,460.80 (the "Security Deposit"). The Security Deposit shall be held by Sublandlord as security for the faithful performance by Subtenant of all the provisions of this Sublease to be performed or observed by Subtenant. If Subtenant fails to pay rent or other sums due hereunder, or otherwise defaults with respect to any provisions of this Sublease, Sublandlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other sum in default or for the payment of any other sum to which Sublandlord may become obligated by reason of Subtenant's default, or to compensate Sublandlord for any loss or damage which Sublandlord may suffer thereby. If Sublandlord so uses or applies all or any portion of the Security Deposit, Subtenant shall within ten (10) days after demand therefor deposit cash with Sublandlord in an amount sufficient to restore the Security Deposit to the full amount thereof and Subtenant's failure to do so shall be a material breach of this Sublease. Sublandlord shall not be required to keep the Security Deposit separate from its general accounts. If Subtenant performs all of Subtenant's obligations hereunder, the Security Deposit, or so much thereof as has not theretofore been applied by Sublandlord, shall be returned, without interest, to Subtenant (or, at Sublandlord's option, to the last assignee, if any, of Subtenant's interest hereunder) within forty-five (45) days following the later to occur of (x) the expiration of the Term, and (y) the date upon which Subtenant has vacated the Subleased Premises. No trust relationship is created herein between Sublandlord and Subtenant with respect to the Security Deposit. Sublandlord shall not be required to keep the Security Deposit separate from its other accounts. Subtenant hereby waives any and all rights under and the benefits of Section 1950.7 of the California Civil Code, and all other provisions of law now in force or that become in force after the date of execution of this Sublease, that provide that Sublandlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Subtenant, or to clean the Subleased Premises. Sublandlord and Subtenant agree that Sublandlord may, in addition, claim those sums reasonably necessary to compensate Sublandlord for any other foreseeable or unforeseeable loss or damage caused by the act or omission of Subtenant or Subtenant’s officers, agents, employees, independent contractors, or invitees.

5.    Use and Occupancy.

5.1    Use. The Subleased Premises shall be used and occupied only for general office use, and for no other use or purpose.

5.2    Compliance with Master Lease. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant's failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay the Landlord arising out of a request by Subtenant for, or use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hour HVAC usage and overstandard electrical charges). Subject to the foregoing and to the terms and provisions of the Master Lease, Subtenant shall have access to the Subleased Premises 24 hours per day, 7 days per week.

5.3    Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease. Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building by Landlord or otherwise, including, without limitation, heat, air conditioning, ventilation, life-safety, water, electricity, elevator service and cleaning service, if any; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant's obligations under this Sublease, except to the extent that Sublandlord’s obligations under the Master Lease are also abated, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant's request to Sublandlord to do so and shall thereafter diligently prosecute such performance on the part of Landlord.

6.    Master Lease and Sublease Terms.

6.1    Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. Additionally, Subtenant's rights under this Sublease shall be subject to the terms of the Consent. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease.

6.2    Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word "Landlord" is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word "Tenant" is used it shall be deemed to mean Subtenant. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (a) of access or inspection, (b) to do work in the Master Lease Premises or in the Building, (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease.

6.3    Modifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a)    Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

(b)    Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c)    Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

(d)    Insurance. In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy, Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy. Subtenant will maintain the insurance coverage described in Section 9.2 of the Original Master Lease.

6.4    Exclusions. Notwithstanding the terms of Section 6.2 above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Lease:

(a)    Original Master Lease: Sections 1.1 (except subsection (o)), 1.2, 1.3 (except Subsections (d), (e), (f), (h), (i), (j), (k) and (m)), Article 3 (except Sections 3.5 and 3.6), Sections 9.1, 15.2, Articles 19, 21, 23, 25, Sections 26.11, 26.18, Articles 27, 28, 29, 30, Exhibits A, B and C.;

(b)    First Amendment: All;

(c)    Second Amendment: All;

(d)    Third Amendment: All;

(e)    Fourth Amendment: All;

(f)    Fifth Amendment: All;

(g)    Sixth Amendment: All;

(h)    Seventh Amendment: All.

6.5    Modifications. Notwithstanding the terms of Section 6.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease.

(a)    Subtenant will not be entitled to any abatement of Rent pursuant to the provisions of Section 5.3 of the Original Master Lease except to the extent that Sublandlord is entitled to a similar abatement;

(b)    Subtenant shall have the right to use parking spaces pursuant to Section 16 of this Sublease, subject to the provisions of Section 19 of the Master Lease;

(c)    Subject to Landlord’s consent, Subtenant shall have the right, at Subtenant’s expense, to include one (1) listing in the Building directory board in the Main Building lobby and to install one (1) sign at the entrance to the Subleased Premises, subject to the provisions of Section 21.1 of the Original Master Lease.

7.    Assignment and Subletting. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of Article 13 of the Original Master Lease, and Sublandlord (in addition to Master Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under said Article 13.

8.    Default. Except as expressly set forth herein, Subtenant shall perform all obligations in respect of the Subleased Premises that Sublandlord would be required to perform pursuant to the Master Lease. It shall constitute an event of default hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure after delivery of any written notice required under this Sublease and passage of fifty percent (50%) of any applicable grace or cure period provided in the Master Lease as modified, if at all, by the provisions of this Sublease, provided that with respect to non-monetary defaults, Subtenant’s cure period shall be the longer of (A) one-half of, or (B) five (5) days less than, the actual cure period provided for such non-monetary default under the Master Lease.

9.    Remedies. In the event of any default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if an event of default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Without limiting the generality of the foregoing, Sublandlord may continue this Sublease in effect after Subtenant’s breach and abandonment and recover Rent as it becomes due. Sublandlord may resort to its remedies cumulatively or in the alternative.

10.          Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) twelve percent (12%) per annum or (ii) the maximum rate allowable under law (the “Interest Rate”) from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

11.    Consents and Approvals. In any instance when Sublandlord's consent or approval is required under this Sublease, Sublandlord's refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Master Lease incorporated herein by reference but has not been obtained from Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease and Landlord has consented to or approved of such matter.

12.    Sublandlord’s Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) subject to Section 14, any damages or other liability arising from or incurred in connection with the suitability of the Subleased Premises for Subtenant’s intended uses or the condition of the Subleased Premises, other than liability arising from Sublandlord’s gross negligence. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease. As used in this Sublease, the term “Sublandlord” means the holder of the tenant’s interest under the Master Lease and “Sublandlord” means the holder of sublandlord’s interest under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing Security Deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

13.    Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorney's fees and costs from the other party.

14.    Delivery of Possession.

14.1    Generally. Sublandlord represents that it has no notice of any violation of environmental laws or regulations with respect to the condition of the Subleased Premises. Subject to the foregoing representation, Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their "AS IS" condition as the Subleased Premises exists on the date hereof. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture (other than the Furniture, defined below), fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant's occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the common areas of the Building. Subtenant acknowledges that it is not authorized to make or do any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the Term, reasonable wear and tear excepted; Subtenant acknowledges that the foregoing provision requires Subtenant to remove from the Subleased Premises any improvements constructed therein by Subtenant unless Sublandlord shall have previously agreed that such improvements do not have to be removed; additionally, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling installed by Subtenant.

14.2         Subtenant's Improvements.

(a)    Generally. If Subtenant constructs improvements within the Subleased Premises ("Subtenant Improvements"), all Subtenant Improvements shall be carried out in accordance with the Master Lease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Improvements, as well as any contractors whom Subtenant proposes to retain to perform such work. Accordingly, Subtenant will submit all such information for Sublandlord’s review and written approval prior to commencement of any such work. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all of the Subtenant Improvements at the expiration or sooner termination of the Term. Promptly following the completion of any Subtenant Improvements or subsequent alterations or additions by or on behalf of Subtenant, Subtenant will deliver to Sublandlord a reproducible copy of “as built” drawings of such work together with a CAD file of the “as-built” drawings in the then-current version of AutoCad. Notwithstanding the foregoing, Sublandlord hereby approves the conceptual changes to the Subleased Premises based on the space plan attached hereto as Exhibit D (Block Plan 6 - BP6) and will not require Subtenant to remove such improvements unless it is a requirement of the Landlord.

(b)    Code-Required Work. If the performance of any Subtenant Improvements or other work by Subtenant within the Subleased Premises "triggers" a requirement for code-related upgrades to or improvements of any portion of the Master Leased Premises or any common areas, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.

15.    Holding Over. If Subtenant fails to surrender the Subleased Premises at the expiration or earlier termination of this Sublease, occupancy of the Subleased Premises after the termination or expiration shall be that of a tenancy at sufferance. Subtenant’s occupancy of the Subleased Premises during the holdover shall be subject to all the terms and provisions of this Sublease and Subtenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Subtenant or payment by Subtenant after the expiration or early termination of this Sublease shall be construed to extend the Term or prevent Sublandlord from immediate recovery of possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover or perform improvements, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises.

16.    Parking. During the Term Subtenant shall be permitted to use eighty (80) of the parking spaces allocated to Sublandlord in the Master Lease of which twenty-four (24) parking spaces are surface areas outside the Building. Subtenant will pay the rate(s) being charged by Landlord pursuant to the Master Lease for such spaces.

17.    Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next day delivery, or (c) sent by United States Certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Oracle USA, Inc.
c/o Oracle Corporation
1001 Sunset Boulevard
Rocklin, California 95765
Attn: Lease Administration

with a copy to:

Oracle USA, Inc.
c/o Oracle Corporation
500 Oracle Parkway
Box 5OP7
Redwood Shores, California 94065
Attn: Legal Department

and (ii) if to Subtenant, at the following address:

Prior to Commencement Date:

VitalStream Holdings, Inc.
One Jenner, Suite 100
Irvine, California
Attn: Brian Stich

Following Commencement Date:

At the Subleased Premises, Attn: Brian Stitch

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

18.    Furniture. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture and data and telephone cabling located in the Subleased Premises and described in more particular detail in Exhibit C attached hereto (the “Furniture”). Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises); for purposes of documenting the current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair in the Furniture. Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, care and repair of the Furniture, at Subtenant’s sole cost and expense, and using maintenance contractors specified by Sublandlord. No item of Furniture shall be removed from the Subleased Premises without Sublandlord’s prior written consent. On or about the date of expiration of the Term, the parties shall once again conduct a walk-through of the Subleased Premises to catalog any items of damage, disrepair, misuse or loss among the Furniture (reasonable wear and tear excepted), and Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar new item reasonably acceptable to Sublandlord). Subtenant shall not modify, reconfigure or relocate any furniture except with the advanced written permission of Sublandlord, and any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) shall be performed at Subtenant's sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld on Sublandlord's good faith discretion, based upon Sublandlord's assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such furniture and whether such vendor is sufficiently experienced in the design of such furniture). Notwithstanding the foregoing, Sublandlord hereby approves the conceptual furniture changes in the Subleased Premises based on the drawings attached hereto as Exhibit E that is in accordance with the Subtenant Improvements required in Block Plan 6 (Exhibit D).

19.    Brokers. Subtenant represents that it has dealt directly with and only with Studley, Inc. (“Subtenant’s Broker”), as a broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Trammell Crow Company (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Subtenant’s Broker and Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease. Subtenant and Sublandlord agree that Subtenant’s Broker and Sublandlord’s Broker shall be paid commissions by Sublandlord in connection with this Sublease pursuant to a separate agreement.

20.    Right of First Refusal. Subject to Landlord’s consent, prior to subleasing all or any portion of the Master Lease Premises on the fifth (5th) floor of the Building (“Expansion Space”), Subtenant shall have the on-going right of first refusal to sublease (“Right of First Refusal”) any available Expansion Space so long as such space is leased and controlled by the Sublandlord. If Sublandlord and a prospective new subtenant agree on economic terms pursuant to which such subtenant will sublease any of the Expansion Space (“Approved Sublease Offer”), then Sublandlord shall deliver a written offer (“Offer”) to Subtenant setting forth the terms of Approved Sublease Offer (the “Refusal Notice”) and Subtenant shall have a right, to be exercised by the delivery of irrevocable written notice to Sublandlord within five (5) days after delivery of the Refusal Notice, to sublease the Offered Space on the terms and conditions set forth in the Refusal Notice. If Subtenant does not timely elect to Sublease the applicable Expansion Space on the terms set forth in the Refusal Offer, then Sublandlord shall be free to sublease the applicable space to the prospective new subtenant based on such terms and conditions in the Approved Sublease Offer; provided, however, if Sublandlord is willing to sublease the applicable space to the prospective subtenant upon Economic Terms (defined below) which are more than five percent (5%) less than the Economic Terms set forth in the Refusal Notice, Sublandlord must first re-offer the space at the revised Economic Terms (“Revised Offer”) to Subtenant after which Subtenant shall have five (5) days to accept the Revised Offer. If Subtenant fails to timely accept the Revised Offer, then Sublandlord shall be free to sublease the space to the prospective subtenant pursuant to such terms and conditions in the Revised Offer. If Subtenant timely accepts the Offer or the Revised Offer, as applicable, then Sublandlord shall prepare and submit to Subtenant an amendment to this Sublease containing the terms of the Refusal Notice or the Revised Offer, as applicable, and otherwise on the form of amendment then in use by Sublandlord and reasonably approved by Subtenant. Subtenant shall execute and deliver such an amendment to Sublandlord within ten (10) business days after delivery of same to Subtenant for execution. However, if Subtenant fails to timely execute and deliver the amendment (or fails to object to the terms contained therein as not correctly being in accordance with the terms of the Refusal Notice, Revised Offer, or this Sublease), Subtenant shall nonetheless be irrevocably bound to sublease the applicable space from Sublandlord on the terms set forth in the Refusal Notice or the Revised Offer. This Right of First Refusal is personal to the original Subtenant, and shall automatically terminate with the expiration or sooner termination of this Sublease, the expiration or earlier termination of the Master Lease with respect to the fifth (5th) floor of the Building, or upon the assignment of the Sublease (to a non-affiliated entity of Subtenant) or the sub-subletting of all or more than fifty percent (50%) of the rentable area in the original Subleased Premises. As used herein, “Economic Terms” shall mean the net, aggregated, cost to Subtenant or another party, on a present value basis, of the following terms for the space in question: (i) the rental rate, (ii) the amount of any subtenant improvement allowance (which amount is a deduction from Subtenant's or the other party's cost), (iii) the amount of free rent (which amount is a deduction from Subtenant's or the other party's cost), (iv) the amount of protection from the payment of operating and tax expenses , and (v) any other lease concessions or inducements which have a reasonably ascertainable monetary value.

21.    Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

22.    Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word "person" as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

23.    Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD: ORACLE USA, INC., a Colorado corporation

By:	/s/ Randall W. Smith
Print Name:	Randall W. Smith
Title:	VP, Real Estate and Facilities

SUBTENANT: VITALSTREAM HOLDINGS, INC., a Nevada corporation

By:	/s/ Philip N. Kaplan
Print Name:	Philip N. Kaplan
Title:	President and Chief Operating Officer

EXHIBIT A

Subleased Premises

EXHIBIT B

Commencement Agreement

Date              September 14, 2006

Subtenant            VITALSTREAM HOLDINGS, INC.
Address       555 Anton Blvd. Suite 400
                              Costa Mesa, CA 92626

Re:
Commencement Letter with respect to that certain Sublease dated as of the 31 day of July, 2006, by and between ORACLE USA, INC., a Colorado corporation, as Sublandlord, and VITALSTREAM HOLDINGS, INC., a Nevada corporation, as Subtenant, for 20,128 rentable square feet on the fourth (4th) floor of the Building located at 555 Anton Boulevard, Costa Mesa, California.

Dear Mr. Stich:

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Premises and agrees:

1.    The Commencement Date is October 13, 2006 (Early Access on August 29, 2006;

2.    The Expiration Date is May 31, 2009;

3.    The Base Rent Abatement Period began October 13, 2006 and terminates on January 13, 2007.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

/s/ Steven N. Tsuruoka
Oracle USA, Inc.
Steven N. Tsuruoka
Sr. Real Estate Manager

Agreed and Accepted:

Subtenant:  VITALSTREAM HOLDINGS, INC.

By:                          /s/ Eric L. Mersch
Name:                     Eric L. Mersch
Title:                       CFO
Date:                       9/21/06

EXHIBIT C

Furniture

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EXHIBIT D

Subtenant’s Space Plan

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EXHIBIT E

Furniture Modifications

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